Exhibit 10.20

April 1, 2010

General Motors Company Long-Term Incentive Grant Award Agreement

Private and GM Confidential

[Name]

[Location]

Dear [FirstI] [LastName],

This letter describes the details under which you are being granted an Award of Restricted Stock Units under the General Motors Company (GM) 2009 Long-Term Incentive Plan, as amended March 1, 2010 (the Plan).

A copy of the Plan can be found on Execunet in MySocrates. Capitalized terms used in this Award Agreement have the meaning given in the Plan unless noted otherwise. In the event of any conflict between this Award Agreement and the Plan, the terms of this Award Agreement shall prevail.

The full terms of your Award are set out in this Award Agreement and the Plan.

Details of the Award

Feature	Description

Issuer	General Motors Company, a Delaware corporation

Number of RSUs Granted to You	[RSU Shares] Restricted Stock Units (RSUs) under the General Motors Company 2009 Long-Term Incentive Plan as amended March 1, 2010.

Grant Date	March 15, 2010

Proration Date	Not applicable

Payment	No amount is payable by you for the issuance of the RSUs or in connection with the settlement of any RSU.

Nonforfeitability	RSUs shall become nonforteitable on the third anniversary of the Grant Date shown above, provided that you remain continuously employed through that date. See also “Termination of Employment”, below.

Performance Condition	Your Award of RSUs is subject to the achievement of the VP4 Plan B target for Operating Cash Flow before Special Items for the last six months of 2009 of ($6.0) billion. As long as this target is achieved or exceeded, 100% of the target grant units will be earned. To the extent 100% of the OCF target is not achieved, target grant units will be adjusted downward and the percent of target grant units earned will be equal to the percent of OCF achieved.

For example, if 87% of the OCF target is achieved, a grant of 10,000 units will become 8,700 units, and will be settled per the Settlement Conditions described in the Plan and this Award Agreement.

Settlement	RSU awards shall be settled when they become nonforfeitable, in accordance with the proportion of GM’s TARP Obligations (see below) that have been repaid at that time or thereafter, summarized as follows:

% of Obligations Repaid	% of Grant Settled
0%-24%	0%
25%-49%	25%
50%-74%	50%
75%-99%	75%
100%	100%

Form of Payment	RSUs will be settled (that is, paid) as set out in the Plan. In summary, each RSU will be settled by issuing you one share of GM common stock (Share). However, if a relevant Settlement Date occurs prior to the date which is six months following a public offering of Shares, the RSU will be settled by payment to you of the Fair Market Value of a Share, in cash.

Termination of Employment	In general, any RSUs that have not become nonforfeitable at the time of your termination of service will be forfeited upon termination. If you become disabled as defined under “Disability” in the Plan, however, you will not forfeit any awards, and if you die you will retain a prorated portion of the Award. The settlement times in those circumstances may vary as well. Please consult Section 6(d) of the Plan.

Important Information about TARP	This Award is subject to the requirements of the American Recovery and Reinvestment Act of 2009, and regulations issued by the U.S. Department of the Treasury thereunder. These requirements are known as “TARP” and are interpreted by the Office of the Special Master for TARP Executive Compensation. The Company has the right to change this Award, or interpret its provisions, so as to make it comply with TARP and rulings by the Special Master thereunder. In general, TARP applies specific requirements to Awards granted to or held by the 100 most highly compensated employees of the Company and its Subsidiaries, and more stringent requirements apply to Awards granted to or held by the 25 most highly compensated employees. The determinations of these groups are made annually.

Certain Defined Terms	Certain terms used in this Award Agreement are defined in the Plan document. Some of these definitions are summarized below.

“GM’s TARP Obligations” has the meaning as defined in Section 10(j)(ii) of the Plan. The Company is required to interpret this term in a manner acceptable to the U.S. government under TARP. If and when an interpretation is reached that requires any additional actions, you will be informed of the effect of such interpretation on your Award.

“Fair Market Value” will be determined by the Board of Directors of GM, based on valuations performed by outside parties until and unless there is an adequate trading market for the Shares.

Additional Terms

The following additional terms apply to the Award to you, your participation in the Plan and the grant of RSUs (and any cash or Shares) to you. By accepting the Grant you irrevocably agree and acknowledge in favor of GM (on its own behalf and as agent for its Subsidiaries) that:

1.	to enable GM to issue you RSUs (and any Shares), and administer the Plan and any Award, you consent to the exchange and disclosure of your personal information, including transmission of that information from your country of employment, residence or citizenship, to other countries;

2.	the Plan is established voluntarily by GM, it is discretionary in nature and it may be modified, suspended or terminated by GM at any time, as provided in the Plan;

3.	the Award and your participation in the Plan is not offered in lieu of, or in substitution for, any payment of remuneration, severance payments, leave entitlements, or any other compensation payable to you;

4.	participation in the Plan is voluntary and occasional and does not create any contractual or other right to future participation in the Plan, Awards or benefits in lieu of participation in the Plan, even if Awards are offered repeatedly;

5.	Awards under, and your participation in, the Plan do not form part of your remuneration for the purposes of determining payments in lieu of notice of termination of your employment of office, severance payments, leave entitlements, or any other compensation payable to you. No Award, payment, or other right or benefit, under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit-sharing, group insurance, welfare or benefit plan of GM or any of its Subsidiaries;

6.	GM and its Subsidiaries, their respective affiliates, officers and employees make no representation concerning the financial benefit or taxation consequences of any Award or participation in the Plan. You are strongly advised to seek your own professional legal and taxation advice concerning the impact of the Plan and your Award;

7.	the future value of the underlying Shares is unknown and cannot be predicted with certainty and the Shares may increase or decrease in value;

8.	you will have no entitlement to compensation or damages as a result of any loss or diminution in value of Shares, RSUs or any other rights acquired pursuant to the Plan, including, without limitation, as a result of the termination of your employment by GM or any of its Subsidiaries for any reason whatsoever and whether or not in breach of contract;

9.	this Award replaces in its entirety the award dated December 4, 2009 that was previously communicated to you, which Award is hereby rescinded. By accepting this Award, you acknowledge that you will have no further right or entitlement under or in respect of the rescinded Award.

10.	you have read this Award Agreement and the Plan carefully and understand their terms.

Acceptance Offer

To accept this offer you will need to follow the link below and indicate your acceptance of all the terms outlined in this Agreement and the Plan not later than April 12, 2010. If you do not accept the grant by that time, this offer will lapse and be incapable of acceptance (unless otherwise agreed to by GM).

Click here to acknowledge grant

If you have any questions concerning this offer or the Plan you should refer to Execunet or Global Compensation (Chris Tipton +1-313-665-3012).

Yours sincerely,

Gregory E. Lau

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